UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) AUGUST 16, 2005

PROVENA FOODS INC.

(Exact name of registrant as specified in its charter)

California	1-10741	95-2782215
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS employer Identification No.)

5010 Eucalyptus Avenue, Chino, California	91710
(Address of principal executive offices)	(Zip Code)

(909) 627-1082

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.02 Results of Operations and Financial Condition

The following is the text of a press release including 2nd quarter of 2005 which registrant intends to have published on August 16, 2005.

FOR IMMEDIATE RELEASE - August 16, 2005 - CHINO, CA

PROVENA FOODS INC. REPORTS SECOND QUARTER RESULTS

CHINO, Calif., Provena Foods Inc. (AMEX: PZA) incurred a net loss of $146,615 for the 2nd quarter and $321,291 for the first six months of 2005 compared to net losses of $298,762 and $659,459 a year ago. The Company's sales were up 19% in the 2nd quarter and up 21% in the 1st six months of 2005 compared to the same periods of 2004. Both the meat and the pasta divisions contributed to the decreases in losses and increases in sales in both periods, except that the meat division's loss was up in the 2nd quarter of 2005.

CONDENSED STATEMENT OF OPERATIONS (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Sales	$14,016,535	$11,802,338	29,161,172	24,120,890
Cost of Sales	13,307,440	11,288,075	27,515,222	23,136,981

Gross profit	709,095	514,263	1,645,950	983,909
Operating Expenses:
Distribution	402,026	405,428	840,848	910,009
General and administrative	500,555	477,056	1,048,622	981,243

Operating loss	(193,486)	(368,221)	(243,520)	(907,343)
Interest expense and other financing costs, net	(181,450)	(126,659)	(461,546)	(250,051)
Other Income, net	128,621	46,818	212,875	112,435

Loss before income taxes	(246,315)	(448,062)	(492,191)	(1,044,959)
Income tax benefit	99,700	149,300	170,900	385,500

Net loss	(146,615)	(298,762)	(321,291)	(659,459)

Loss per share:
Basic and diluted	(0.04)	(0.09)	(0.10)	(0.20)

Shares used in computing loss per share.
Basic and diluted:	3,388,265	3,248,532	3,367,082	3,233,789

SECTION 9—FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

No financial reorts or exhibits are filed with this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2005	PROVENA FOODS INC.

	By	/s/ Thomas J. Mulroney
Thomas J. Mulroney
Vice President and
Chief Financial Officer